                                                                    EXHIBIT 99.1

[ICE LOGO]                                                         PRESS RELEASE

CONTACT:
Kelly Loeffler, VP, Investor
  and Public Relations                        Ellen Resnick
IntercontinentalExchange                      Crystal Clear Communications
770-857-4726                                  773-929-9292 (o); 312-399-9295 (c)
kelly.loeffler@theice.com                     eresnick@crystalclearPR.com

     INTERCONTINENTALEXCHANGE, INC. REPORTS 44.8% FOURTH QUARTER INCREASE IN
                    REVENUES; 207.1% INCREASE IN NET INCOME

                 RECORD YEAR IN REVENUES, NET INCOME AND VOLUME
                  PRODUCE AN 84.1% RISE IN NET INCOME FOR 2005

ATLANTA, GA (February 23, 2006) --IntercontinentalExchange (NYSE: ICE) today reported that fourth quarter 2005 consolidated revenues increased 44.8% to $41.3 million from $28.5 million in the fourth quarter of 2004. Consolidated net income of $14.9 million represented a 207.1% increase compared to $4.8 million of net income in the fourth quarter of 2004.

For the year ended December 31, 2005, the company reported a 43.8% rise in consolidated revenues to a record $155.9 million compared with $108.4 million in the prior year. Consolidated net income increased 84.1% to a record $40.4 million from $21.9 million in 2004. Record volume in the futures business segment and a 79.6% increase in average daily commissions in the over-the-counter (OTC) business segment contributed to the growth in revenues and net income.

"We executed on our growth plans by successfully extending electronic trading to energy futures during 2005 and building on our rapidly growing OTC business," said ICE Chairman and CEO Jeffrey C. Sprecher. "In the fourth quarter, we completed a number of significant achievements that capped off a strong year. We completed our initial public offering, demonstrated substantial volume growth in our futures and OTC businesses and integrated the services we provide under the ICE brand. These efforts have enabled us to grow by attracting a broad base of global market participants who rely on ICE's accessible energy markets for risk management."

Sprecher added, "We have implemented an ambitious agenda for 2006 aimed at driving growth across our businesses, including the highly successful introduction at ICE Futures of our electronically traded ICE WTI Crude futures contract, which saw average daily volume in the first 10 days since its introduction exceeding 40,000 contracts. We have also announced plans to introduce over 50 new OTC cleared contracts in the first half of this year. As we continue to enhance our industry-leading technology platform, we look forward to bringing connectivity to ICE to more participants around the world."

ICE also announced this week that, beginning April 1, its futures business segment will convert the transaction fees charged on its Brent Crude and Gas Oil futures and options contracts to U.S. dollar-based transaction fees from British pound-denominated fees. As a result, the rates will convert from 35 pence per side to $0.70 per side for screen-based transactions. The change in base currency will align the futures transaction fee currency with the underlying denomination of the contracts.

FOURTH-QUARTER RESULTS

In the fourth quarter of 2005, the company's consolidated revenues rose to $41.3 million, an increase of 44.8% over $28.5 million of revenues in the fourth quarter of 2004. Consolidated transaction fee revenues increased 56.9% to $36.2 million in the fourth quarter of 2005, from $23.1 million in the fourth quarter of 2004. This growth was driven by strong volume increases in both the OTC and futures business segments in the fourth quarter.

Transaction fee revenues in the OTC business segment increased 57.9% to $21.0 million, compared to $13.3 million in the same period in 2004. OTC transaction fee revenues from cleared products in the fourth quarter more than doubled over the same period in 2004, to $16.1 million in the fourth quarter of 2005, compared to $7.8 million in the fourth quarter of 2004. Contract volume in ICE's cleared OTC markets rose 145.2% to 14.2 million contracts in the fourth quarter compared to 5.8 million contracts in the same period of 2004. OTC average daily commissions in the fourth quarter of 2005 increased 61.4% to $332,045 compared to $205,705 in the same period the prior year. In ICE's OTC business segment, average daily commissions reflect daily trading activity in the company's OTC markets.

Transaction fee revenues at ICE Futures, the company's futures business segment, totaled $15.2 million, an increase of 55.5% over $9.8 million in the same period in the prior year. For the fourth quarter of 2005, average daily volume for ICE Futures rose 31.9% to 180,171 contracts, compared to 136,556 contracts in the fourth quarter of 2004, as the growth in ICE Futures markets continued following its transition to an all-electronic marketplace in April 2005.

Consolidated market data fee revenues, through the ICE Data market data business segment, increased 16.5% during the fourth quarter of 2005 to $3.1 million compared to $2.7 million in the same period in 2004.

Consolidated other revenues decreased 29.1% during the fourth quarter of 2005 to $1.9 million from $2.7 million in the same period in 2004. This decrease was primarily due to a decrease in communication and box and booth rental income, which was discontinued following the closure of the open-outcry trading floor in April 2005.

Consolidated operating expenses for the fourth quarter of 2005 remained flat at $20.4 million as compared to the same period in 2004.

Fourth quarter 2005 consolidated operating income was $20.9 million, up 159.6% compared to $8.1 million in the same period in 2004. This produced an operating margin of 50.7% for the fourth quarter of 2005, compared to an operating margin of 28.3% for the same period in 2004.

Consolidated net income in the fourth quarter of 2005 was $14.9 million, up 207.1% compared to $4.8 million in the same period in 2004.

FULL-YEAR RESULTS

Consolidated revenues increased 43.8% to $155.9 million in 2005 as compared to $108.4 million in 2004. Consolidated transaction fee revenues increased 50.7% to $137.0 million in 2005, from $90.9 million in 2004. OTC transaction fee revenues increased 75.7%, to $79.8 million in 2005, and futures transaction fee revenues increased 25.7%, to $57.2 million in 2005 over 2004. In 2005, average daily commissions in the OTC business segment were $311,576, a 79.6% increase over $173,506 in the prior year.

Volume at ICE Futures for 2005 was a record 42.1 million contracts, up 18.3% over 2004. Average daily volume in the futures business segment for 2005 was 166,225 contracts, compared to 139,924 contracts in 2004. For the period following the closure of the open-outcry trading floor, April through December 2005, average daily volume increased 23.6% to 173,518 contracts over the same period in 2004 when average daily volume was 140,348 contracts.

Consolidated market data revenues increased 19.7% to $11.6 million in 2005, from $9.7 million in 2004. In the first quarter of 2006, the company implemented a fee increase that is expected to increase consolidated market data revenues.

Consolidated other revenues decreased 6.8% to $7.3 million in 2005, from $7.8 million in 2004, primarily due to the $1.0 million decrease in communication and box and booth rental income following the closure of the open-outcry trading floor in April 2005.

Consolidated operating expenses in 2005 were $99.7 million, compared to $76.0 million in 2004. The 2005 operating expenses include $4.8 million for costs associated with the April closing of the open-outcry trading floor. The 2005 operating expenses also include $15.0 million in legal settlement costs. Excluding these two nonrecurring charges taken in the second quarter of 2005, consolidated operating expenses in 2005 increased slightly over the $76.0 million of consolidated operating expense in 2004. The increase is attributable primarily to a $3.3 million increase in compensation and benefits expenses due to higher discretionary bonus payments in 2005, as well as a $1.5 million increase in fees paid under a licensing agreement for electronic futures trading in the United States as a result of increased futures volume; this licensing agreement expires in the first quarter of 2007.

Consolidated net income grew 84.1% to $40.4 million in 2005, compared to $21.9 million in 2004. Excluding the nonrecurring floor closure costs and the settlement costs incurred in the second quarter of 2005, net of tax, consolidated net income would have been $53.1 million, representing a 141.9% increase over 2004.

Consolidated cash flows from operations were $49.8 million in 2005, up 24.0% from $40.2 million in 2004. Capital expenditures in 2005 totaled $8.6 million compared to $1.7 million in 2004. The increase in 2005 capital expenditures primarily relates to hardware purchases to continue the development and expansion of the electronic platform. Capitalized software development costs totaled $5.1 million in 2005, up from $4.8 million in 2004. Unrestricted cash and investments were $133.5 million as of December 31, 2005. ICE became a publicly traded company on the New York Stock Exchange on November 16, 2005, receiving $55.1 million in net proceeds from the initial public offering, of which $13.0 million was used to fully repay its outstanding debt.

EARNINGS PER SHARE INFORMATION

In connection with the company's initial public offering in November 2005, Continental Power Exchange, Inc. ("CPEX"), an entity controlled by ICE's Chairman and Chief Executive Officer, and the company agreed to terminate a redeemable stock put granting CPEX the right to require the company to repurchase CPEX's shares of company stock in certain circumstances. The redeemable stock put represented a potential cash redemption obligation of the company and is described in more detail under the section in this earnings release entitled "Adjusted Earnings per Share - - Redeemable Stock Put". Under U.S. Generally Accepted Accounting Principles, or GAAP, the company was required to adjust the redeemable stock put to reflect changes in the redemption amount and record the adjustments to retained earnings. The adjustments were a non-cash event that did not affect net income, but impacted net income available to common shareholders, which was used in the calculation of earnings per common share as required under GAAP. Excluding the impact of the redeemable stock put adjustments to retained earnings in 2005, adjusted diluted earnings per share for the fourth quarter of 2005 was $0.26 and adjusted diluted earnings per share for the fiscal year ended December 31, 2005 was $0.74. As reported under GAAP, which takes into account the redeemable stock put adjustments, the company's diluted earnings per share for the fourth quarter of 2005 was ($0.48) compared to $0.09 for the fourth quarter of 2004, and diluted earnings per share for 2005 of ($0.39) compared to $0.41 in 2004.

Excluding the impact of the two charges taken in the second quarter of 2005 for the floor closure costs and the settlement expense and excluding the impact of the adjustments for the redeemable stock put, 2005 adjusted diluted earnings per share was $0.98, an increase of 139% compared to diluted earnings per share of $0.41 in 2004.

The company increased the value of the redeemable stock put by $61.3 million in 2005 resulting from an increase in the estimated fair value of the company's common stock from $8.00 per share as of December 31, 2004 to $35.90 per share as of November 21, 2005, the closing date of the company's initial public offering of common stock and the termination date of the redeemable stock put. The balance of the redeemable stock put on November 21, 2005 was $78.9 million and was reclassified to additional paid-in capital upon its termination.

The following table reconciles (i) net loss available to common shareholders to net income, (ii) net income to adjusted net income, and (iii) diluted weighted average common shares outstanding to adjusted diluted weighted average common shares outstanding, and calculates adjusted earnings per common share for the periods presented. See the "Use of Non-GAAP Financial Measures" below for additional information on the redeemable stock put, the floor closure costs, the settlement expense, and the calculation of diluted weighted average common shares outstanding.

                                                                       YEAR ENDED          THREE MONTHS ENDED
                                                                    DECEMBER 31, 2005       DECEMBER 31, 2005
                                                                 ---------------------    ---------------------
                                                                 (IN THOUSANDS, EXCEPT    (IN THOUSANDS, EXCEPT
                                                                   PER SHARE AMOUNTS)       PER SHARE AMOUNTS)
Net loss available to common shareholders ................               $(20,909)               $(25,800)
Add: Redemption adjustments to redeemable stock put ......                 61,319                  40,660
                                                                         --------                --------

Net income ...............................................               $ 40,410                $ 14,860
                                                                         ========                ========

Net income ...............................................               $ 40,410                $ 14,860
Add: Floor closure costs .................................                  4,814                      --
Add: Settlement expense ..................................                 15,000                      --
Less: Effective tax rate benefit of floor closure costs
  and settlement expense .................................                 (7,119)                     --
                                                                         --------                --------

  Adjusted net income ....................................               $ 53,105                $ 14,860
                                                                         ========                ========

Diluted weighted average common shares outstanding .......                 53,218                  54,206
Effect of dilutive stock options .........................                  1,230                   3,230
                                                                         --------                --------
Adjusted diluted weighted average common shares
  outstanding ............................................                 54,448                  57,436
                                                                         ========                ========

Adjusted earnings per common share on net income:
     Basic ...............................................               $   0.76                $   0.27
                                                                         ========                ========
     Adjusted diluted ....................................               $   0.74                $   0.26
                                                                         ========                ========

Adjusted earnings per common share on adjusted net income:
     Basic ...............................................               $   1.00                $   0.27
                                                                         ========                ========
     Adjusted diluted ....................................               $   0.98                $   0.26
                                                                         ========                ========

Weighted average common shares outstanding:
     Basic ...............................................                 53,218                  54,206
                                                                         ========                ========
     Adjusted diluted ....................................                 54,448                  57,436
                                                                         ========                ========

EARNINGS CONFERENCE CALL INFORMATION

The company will hold a conference call today at 8:30 AM ET to review its fourth quarter and fiscal year-end financial results. The call will be broadcast live over the Internet via the Investor Resources page on the company's website at www.theice.com. A brief slideshow will be available on the website in conjunction with the earnings call. The call will be temporarily archived on the company's website.

Historical futures volume and OTC commission data can be found at: https://www.theice.com/marketdata/recordsAndVolumes/volumes2006.jsp

USE OF NON-GAAP FINANCIAL MEASURES

The company provides adjusted net income, adjusted earnings per common share on net income and adjusted earnings per common share on adjusted net income as additional information regarding its operating results. Management uses these non-GAAP measures internally to evaluate its performance and in making financial and operational decisions. The company believes that the presentation of these measures provides investors with greater transparency and supplemental data relating to its financial condition and results of operations. In addition, the company believes the presentation of these measures is useful for period-to-period comparison of results because the floor closure costs and the settlement expense described below do not reflect historical operating performance. While adjustments to the redeemable stock put described below have been recorded in prior years, they were recorded while the redeemable stock put remained outstanding. The redeemable stock put was terminated in November 2005. These measures are not in accordance with, or an alternative to, GAAP, and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating the company's business.

Adjusted Net Income

Adjusted net income is calculated by adding net income and the following two items, floor closure costs and settlement expense, presented net of tax. The company does not believe these items are representative of its future operating performance since both costs were incurred for specific reasons outside of historical operations. The floor closure costs are a nonrecurring expense as the company no longer maintains an open-outcry trading floor due to its full transition to electronic futures trading. The company also views the settlement expense as not representative of historical operating performance because the company has not incurred a similar expense within the prior two years and does not expect it to recur within the next two years.

Adjusted Earnings Per Share - Redeemable Stock Put

Adjusted earnings per common share are calculated as (i) net income divided by the weighted average common shares outstanding and (ii) adjusted net income divided by the weighted average common shares outstanding. These calculations exclude the redemption adjustments relating to the redeemable stock put, which are used to determine the net income available to common shareholders. While the redemption adjustments to retained earnings have been recorded in prior periods, no further adjustments will be recorded following the termination of the redeemable stock put in connection with the company's initial public offering. As a result, the company believes that it is appropriate to exclude this non-cash event to provide shareholders with an adjusted earnings per share calculation. The company has no plans to issue a redeemable stock put in the future.

The impact of outstanding stock options is considered to be antidilutive in the calculation of diluted earnings per share when a net loss available to common shareholders is reported. The company's outstanding stock options have not been included in the computation of diluted earnings per share in 2005 due to the $20.9 million net loss available to common shareholders as a result of the $61.3 million charged to retained earnings related to the redeemable stock put adjustments. Therefore, the company's diluted earnings per share are computed in the same manner as basic earnings per share in 2005. When the redeemable stock put adjustments are excluded from the calculation of earnings per share, the dilutive stock options need to be included in the calculation of dilutive earnings per share due to the resulting net income of $40.4 million in 2005.

The company granted the redeemable stock put option to CPEX, the company's predecessor company, in connection with the company's formation. Jeffrey C. Sprecher, ICE Chairman and Chief Executive Officer, owns 92.5% of the equity interest in CPEX and holds an irrevocable proxy enabling him to vote the remaining 7.5%. The redeemable stock put would have required the company, under certain circumstances, to purchase CPEX's equity interest in the business at a purchase price equal to the greater of the fair market value of the equity interest or $5 million. The company initially recorded the redeemable stock put at the minimum $5 million redemption threshold and adjusted the redeemable stock put to its redemption amount at each subsequent balance sheet date. Adjustments to the redemption amount were recorded to retained earnings or, in the absence of positive retained earnings, additional paid-in capital. In October 2005, the company entered into an agreement with CPEX to cancel the redeemable stock put upon the closing of the November 2005 initial public offering of common stock. Additional information regarding the cancellation of the redeemable stock put, including the company's grant of registration rights to CPEX, is available in
Note 9 of the company's Notes to Consolidated Financial Statements in its Registration Statement on Form S-1 (Reg. No. 333-123500) as filed with the Securities and Exchange Commission.

ABOUT INTERCONTINENTALEXCHANGE

IntercontinentalExchange(R) (NYSE: ICE) operates the leading electronic global futures and OTC marketplace for trading energy commodity contracts, including crude oil and refined products, natural gas, power and emissions. ICE conducts its markets for futures trading through its regulated subsidiary, ICE Futures, Europe's leading energy futures and options exchange. ICE also offers a range of risk management and trading support services, including cleared OTC contracts, electronic trade confirmations and energy market data. ICE's common stock began trading on the New York Stock Exchange on November 16, 2005. ICE is based in Atlanta, Georgia with offices in Calgary, Chicago, Houston, London, New York and Singapore. For more information, please visit www.theice.com.

FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding IntercontinentalExchange's business that are not historical facts are forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. These statements are not guarantees of future performance and actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statement. The factors that might affect our performance, include, but are not limited to: our business environment; increasing competition; our ability to keep pace with rapid technological developments; our plans not to adjust commission rates and our belief that we will attract trading without entering into order flow agreements; the accuracy of our expectations of various costs; the benefits from the closure of our open-outcry trading floor; our belief that cash flows will be sufficient to fund our working capital needs and capital expenditures, at least through the end of 2007; our ability to increase the connectivity to our marketplace, expand our market data business, develop new products and services, and pursue select strategic acquisitions and alliances, all on a timely, cost-effective basis; our ability to maintain existing market participants and attract new ones; our ability to protect our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; the impact of any changes in domestic and foreign regulations or government policy, including any changes or reviews of previously issued regulations and policies; potential adverse litigation results; the effective use of the proceeds from our initial public offering; our belief that our electronic trade confirmation service could attract new market participants; and our belief in our electronic platform and disaster recovery system technologies. For a discussion of certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements see our filings with the Securities and Exchange Commission, including the "Risk Factors" in our Registration Statement on Form S-1 (Reg. No. 333-123500), as amended, as filed with the Securities and Exchange Commission. These filings are also available in the Investor Resources section of our website. All forward-looking statements in this press release are based on information known to us on the date hereof, and we undertake no obligation to publicly update any forward-looking statements.

CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

                         INTERCONTINENTALEXCHANGE, INC.
                                AND SUBSIDIARIES

              CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF INCOME

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              YEARS ENDED                     THREE MONTHS
                                                              DECEMBER 31,                  ENDED DECEMBER 31,
                                                        -------------------------       -------------------------
                                                           2005           2004             2005            2004
                                                        ---------       ---------       ---------       ---------
REVENUES:
  Transaction fees, net ..........................      $ 136,976       $  90,906       $  36,196       $  23,074
  Market data fees ...............................         11,604           9,691           3,121           2,678
  Other ..........................................          7,285           7,817           1,945           2,744
                                                        ---------       ---------       ---------       ---------
Total revenues ...................................        155,865         108,414          41,262          28,496
                                                        ---------       ---------       ---------       ---------

OPERATING EXPENSES:
  Compensation and benefits ......................         35,753          30,074           9,938           8,401
  Professional services ..........................         10,124          12,312           1,950           2,750
  Selling, general and administrative ............         18,886          16,610           4,811           4,515
  Floor closure costs ............................          4,814              --              --              --
  Settlement expense .............................         15,000              --              --              --
  Depreciation and amortization ..................         15,083          17,024           3,655           4,776
                                                        ---------       ---------       ---------       ---------
Total operating expenses .........................         99,660          76,020          20,354          20,442
                                                        ---------       ---------       ---------       ---------
Operating income .................................         56,205          32,394          20,908           8,054
                                                        ---------       ---------       ---------       ---------
Other income (expense):
  Interest income ................................          3,090           2,885             998             820
  Interest expense ...............................           (613)           (137)           (126)            (86)
  Other income (expense), net ....................          1,313          (1,420)             39          (1,323)
                                                        ---------       ---------       ---------       ---------
Total other income (expense), net ................          3,790           1,328             911            (589)
                                                        ---------       ---------       ---------       ---------
Income before income taxes .......................         59,995          33,722          21,819           7,465
Income tax expense ...............................         19,585          11,773           6,959           2,626
                                                        ---------       ---------       ---------       ---------
NET INCOME .......................................      $  40,410       $  21,949       $  14,860       $   4,839
                                                        =========       =========       =========       =========

Redemption adjustments to redeemable stock put ...        (61,319)             --         (40,660)             --
                                                        ---------       ---------       ---------       ---------
Net income (loss) available to common shareholders      $ (20,909)      $  21,949       $ (25,800)      $   4,839
                                                        =========       =========       =========       =========

Earnings (loss) per common share:
  Basic ..........................................      $   (0.39)      $    0.42       $   (0.48)      $    0.09
                                                        =========       =========       =========       =========
  Diluted ........................................      $   (0.39)      $    0.41       $   (0.48)      $    0.09
                                                        =========       =========       =========       =========

Weighted average common shares outstanding:
  Basic ..........................................         53,218          52,865          54,206          52,866
                                                        =========       =========       =========       =========
  Diluted ........................................         53,218          53,062          54,206          53,063
                                                        =========       =========       =========       =========

                         INTERCONTINENTALEXCHANGE, INC.
                                AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                 DECEMBER 31,
                                                          -------------------------
                                                             2005            2004
                                                          ---------       ---------
ASSETS
Current assets:
 Cash and cash equivalents .........................      $  20,002       $  61,199
 Restricted cash ...................................         12,578          18,421
 Short-term investments ............................        101,057           5,700
 Customer accounts receivable:
  Trade, net of allowance for doubtful accounts ....         13,000           8,123
  Related-parties ..................................          1,773           1,485
 Current deferred tax asset, net ...................             --             426
 Prepaid expenses and other current assets .........          5,481           4,688
                                                          ---------       ---------
Total current assets ...............................        153,891         100,042
                                                          ---------       ---------
Property and equipment, net ........................         20,348          19,364
                                                          ---------       ---------
Other noncurrent assets:
 Goodwill, net .....................................         73,967          82,454
 Other intangible assets, net ......................          2,087           3,621
 Long-term investments .............................         12,421              --
 Other noncurrent assets ...........................          3,056           2,037
                                                          ---------       ---------
Total other noncurrent assets ......................         91,531          88,112
                                                          ---------       ---------
Total assets .......................................      $ 265,770       $ 207,518
                                                          =========       =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable ..................................      $   1,697       $     829
 Accrued salaries and benefits .....................          8,916           7,145
 Accrued liabilities ...............................          5,396           6,431
 Income taxes payable ..............................          8,512           6,000
 Current portion of revolving credit facility ......             --          12,000
 Current portion of obligations under capital leases             --             482
 Current deferred tax liability, net ...............            676              --
 Deferred revenue ..................................          1,197           1,553
                                                          ---------       ---------
Total current liabilities ..........................         26,394          34,440
                                                          ---------       ---------
Noncurrent liabilities:
 Long-term portion of revolving credit facility ....             --          13,000
 Noncurrent deferred tax liability, net ............          5,450           9,093
 Other noncurrent liabilities ......................          1,303           1,254
                                                          ---------       ---------
Total noncurrent liabilities .......................          6,753          23,347
                                                          ---------       ---------
Total liabilities ..................................         33,147          57,787
                                                          ---------       ---------
Redeemable stock put ...............................             --          17,582
                                                          ---------       ---------

SHAREHOLDERS' EQUITY:
 Common stock ......................................            184              --
 Class A common stock, Series 1 ....................             29              29
 Class A common stock, Series 2 ....................            358             515
 Treasury stock, at cost ...........................         (5,541)         (5,541)
 Additional paid-in capital ........................        177,602          39,886
 Deferred stock compensation .......................         (6,899)         (6,087)
 Retained earnings .................................         47,911          68,820
 Accumulated other comprehensive income ............         18,979          34,527
                                                          ---------       ---------
Total shareholders' equity .........................        232,623         132,149
                                                          ---------       ---------
Total liabilities and shareholders' equity .........      $ 265,770       $ 207,518
                                                          =========       =========